Exhibit 4.2

FORM OF LOCK-UP AGREEMENT

with respect to

SYRATECH CORPORATION

Dated as of November 15, 2004

i

ii

LOCK-UP AGREEMENT

This LOCK-UP AGREEMENT, dated as of November 15, 2004 (this “Agreement”), is entered into by and among:

(a)                                  Company.  Syratech Corporation and each of its Subsidiaries (collectively, the “Company”); and

(b)                                 Noteholders.  The undersigned holders of Senior Notes who are each identified on the signature page(s) hereto as a “Lock-up Noteholder” (collectively, the “Lock-up Noteholders”), and each other registered or beneficial owner (or investment managers or advisors for the beneficial owners) of Senior Notes that executes a counterpart signature page to this Agreement after the date hereof (collectively, the “Other Noteholders,” and each, individually, an “Other Noteholder”; the Lock-up Noteholders and the Other Noteholders are collectively referred to as the “Noteholders” and each individually as a “Noteholder”).

RECITALS:

WHEREAS, the Company issued certain 11% Senior Notes Due 2007 (the “Senior Notes”) pursuant to that certain Indenture, dated as of April 16, 1997 between the Company, the Subsidiaries, and State Street Bank and Trust Company;

WHEREAS, the current aggregate outstanding principal amount owed under the Senior Notes totals approximately $118 million;

WHEREAS, the parties hereto have engaged in good faith negotiations regarding a financial restructuring with respect to the Company consistent in all material respects with the terms set forth in this Agreement and the Restructuring Term Sheet attached hereto as Annex A (the “Financial Restructuring”); and

WHEREAS, the parties hereto intend to implement the Financial Restructuring by the commencement of the Bankruptcy Proceedings and confirmation of the Joint Plan of Reorganization, including without limitation in each case, the issuance of the New Securities and the execution of the Stockholders’ Agreement as provided herein and in the Restructuring Term Sheet.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1            Definitions.  As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Accredited Investor” means “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act.

“Action” means any lawsuit, action, arbitration, investigation, complaint or legal, administrative or other governmental proceeding before any Governmental Authority, mediator, judge or arbitrator.

“Agreement” has the meaning specified in the first page of this Agreement.

“Agreement Effective Date” has the meaning specified in Section 5.1 of this Agreement.

“Ancillary Proceedings” means proceedings commenced by the Company in jurisdictions other than the United States of America, as the Consenting Lock-Up Noteholders and the Company may subsequently agree, that are necessary or appropriate to enforce, and are commenced for the purpose of enforcing, the orders and judgments of the court with jurisdiction over the Bankruptcy Proceedings, including but not limited to enforcing or extending into such jurisdiction (i) the automatic stay under Section 362 of the Bankruptcy Code, (ii) the discharge injunction under section 1141 of the Bankruptcy Code, and/or (iii) relief similar in effect to the foregoing, or otherwise effectuate the Financial Restructuring.

“Bankruptcy Code” means 11 U.S.C. § 101 et seq.

“Bankruptcy Proceedings” means (i) cases commenced by the Company under chapter 11 of the Bankruptcy Code, (ii) Ancillary Proceedings and (iii) cases commenced by the Company under such other insolvency laws and in such other jurisdictions as the Consenting Lock-Up Noteholders and the Company may subsequently agree.

“Company” has the meaning given on the first page of this Agreement.

“Consenting Lock-up Noteholders” means Lock-up Noteholders who hold in the aggregate at least 75% of the principal amount of Senior Notes held by Lock-up Noteholders.

“Disclosure Statement” means a disclosure statement with respect to the Joint Plan of Reorganization that complies with section 1125 of the Bankruptcy Code in a form reasonably acceptable to the Consenting Lock-up Noteholders.

“Eligible Offeree” means a Person that is an Accredited Investor.

“Financial Restructuring” has the meaning given in the Recitals of this Agreement.

“Governmental Authority” means any national, supranational, federal, state, province, county, city, municipal or other political subdivision, whether within or outside the United States, or any government, department, commission, board, bureau, court, agency or any other instrumentality of any of them.

“Informal Noteholders’ Committee” means the informal committee of holders and beneficial owners of the Senior Notes that have negotiated the terms of the Financial Restructuring with the Company, who are identified on the signature page(s) hereto.

“Joint Plan of Reorganization” means a joint plan of reorganization concerning the Company consistent in all material respects with the terms set forth in this Agreement and the Restructuring Term Sheet which, if confirmed or approved in the Bankruptcy Proceedings, will implement the Financial Restructuring.

“Lock-up Noteholder” and “Lock-up Noteholders” has the meaning given on the first page of this Agreement.

“Material Adverse Change” means any change in the business, condition (financial, legal or otherwise) or operations of the Company and its subsidiaries, taken as a whole, that could reasonably be expected to have a material adverse effect (i) on such business, condition or operations of the Company, taken as a whole, or (ii) on the ability of the Company to consummate the Financial Restructuring or perform fully and punctually its obligations under and in respect of this Agreement and the Financial Restructuring; provided that the filing of the Bankruptcy Proceedings shall not constitute a Material Adverse Change.

“New Common Stock” has the meaning set forth in the Restructuring Term Sheet.

“New Securities” means the New Common Stock and the New Senior Notes.

“New Senior Notes” has the meaning set forth in the Restructuring Term Sheet.

“Noteholder” and “Noteholders” has the meaning given on the first page of this Agreement.

“Old Indenture” means the indenture (as amended, modified or supplemented from time to time), dated as of April 16, 1997, between Syratech Corporation, as issuer, and State Street Bank and Trust Company as indenture trustee.

“Other Noteholder” and “Other Noteholders” has the meaning given on the first page of this Agreement.

“Person” means any individual, partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization or other entity.

 “Relevant Claim” means any amount owed with respect to the Senior Notes.

“Reorganized Company” means the Delaware corporation that will take the place of and continue the operations of the Company following of the Financial Restructuring.

“Reorganized Company Charter” means the certificate of incorporation of the Reorganized Company which authorizes the issuance of the New Securities and the by-laws of such Reorganized Company.

“Restructuring Documents” means the final, definitive documents that give effect to the Financial Restructuring including, without limitation, the Joint Plan of Reorganization, the Disclosure Statement, the Stockholders’ Agreement, the Reorganized Company Charter and all other documents executed in connection with the Financial Restructuring .

“Restructuring Term Sheet” means that certain Restructuring Term Sheet attached hereto as Annex A which sets forth the material terms and conditions of the Financial Restructuring.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Notes” means the 11%  Senior Notes Due 2007 issued by the Company pursuant to the Old Indenture.

“Stockholders’ Agreement” means the agreement containing the terms set forth in the Restructuring Term Sheet to be entered into by and among the Reorganized Company and each Person who receives New Securities in the Financial Restructuring.

“Subsidiary” and “Subsidiaries” means Wallace International de P.R., Inc. and CHI International, Inc.

“Transfer” means, in relation to a Relevant Claim, to directly or indirectly (i) sell, pledge, assign, grant an option with respect to, transfer or otherwise dispose of any interest (voting or otherwise) in or (ii) enter into an agreement, commitment or other arrangement to sell, pledge, assign, grant an option with respect to, transfer or otherwise dispose of any interest (voting or otherwise) in such Relevant Claim.

Section 1.2            Other Definitional Provisions.

(a)           The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(b)           The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

ARTICLE II
GENERAL RESTRUCTURING OBLIGATIONS

Section 2.1            Commercially Reasonable Best Efforts.  Each party hereto agrees, severally and not jointly, to use commercially reasonable best efforts to complete the Financial Restructuring through (i) the execution and delivery of the Restructuring Documents, as each is described herein or in the Restructuring Term Sheet and (ii) the confirmation, enactment and/or approval in the Bankruptcy Proceedings of the Joint Plan of Reorganization.

Section 2.2            Voting.  Each Noteholder represents and warrants, severally and not jointly, that, as of the date hereof, it is the legal owner, beneficial owner and/or the investment adviser, representative or manager for the beneficial owner (with the power to vote and dispose of such claims on behalf of such beneficial owner) of such beneficial owner’s Relevant Claim.  Each Noteholder agrees for itself, except as otherwise provided in Section 3.5, that it shall not vote its Relevant Claim to reject the Joint Plan of Reorganization provided that the terms of the Joint Plan of Reorganization and Disclosure Statement with respect thereto are consistent in all material respects with the terms described in the Restructuring Term Sheet and the information provided in the Disclosure Statement contains information not materially different from that previously provided to the Lock-up Noteholders.  For so long as this Agreement shall remain in effect, the Noteholders shall oppose any action, objection or motion by any party that would result in termination of this Agreement or the Financial Restructuring, subject to the provisions of Section 3.5 and Article VIII of this Agreement.

Section 2.3            Documentation.  Notwithstanding anything to the contrary contained in this Agreement, the obligations of the parties hereto to consummate the Financial Restructuring shall be subject to the preparation of definitive documents (in form and substance reasonably satisfactory to each of the parties hereto and their respective counsel) relating to the transactions contemplated by this Agreement, including, without limitation, the documents relating to the Joint Plan of Reorganization, Disclosure Statement, the Restructuring Documents, the Reorganized Company Charter and each other Restructuring Document, which documents shall be in all respects consistent with this Agreement (including the Restructuring Term Sheet).

Section 2.4            Good Faith.  Each of the parties hereto agrees to cooperate in good faith with each other party hereto to facilitate the performance by the parties of their respective obligations hereunder and the purposes of this Agreement.

ARTICLE III
COMPANY RESTRUCTURING OBLIGATIONS

Section 3.1            Commencement of Bankruptcy Proceedings.  If the required consents of the Noteholders are received to make the Restructuring Term Sheet effective by its terms, then within 45 days after such date (or such later date as the Consenting Lock-up Noteholders may agree), the Company shall file the Bankruptcy Proceedings including, substantially simultaneously therewith, the Joint Plan of Reorganization, Disclosure Statement and such “first-day” motions and papers as are necessary or appropriate and seek confirmation of the Joint Plan of Reorganization.   The Joint Plan of Reorganization, accompanying Disclosure Statement and all “first-day” motions and papers shall be in form and substance reasonably satisfactory to the Company and counsel to the Consenting Lock-Up Noteholders.

Section 3.2            Modification of Financial Restructuring.  The Company shall not, without the prior written consent of the Consenting Lock-up Noteholders seek to restructure the Company or any of its subsidiaries except through the Financial Restructuring in accordance with the Restructuring Term Sheet.

Section 3.3            Performance of Obligations.  The Company shall perform all its obligations hereunder and under the Restructuring Term Sheet.

Section 3.4            No Opposition to Financial Restructuring.  The Company further agrees that it will not object to, or otherwise commence any proceeding to oppose, the Financial Restructuring and shall not take any action that is inconsistent with, or that would unreasonably delay the consummation of, the Financial Restructuring, or the execution, delivery, and performance of the obligations of the Company under this Agreement (including the Restructuring Term Sheet).

Section 3.5            Impact of Appointment of Creditors Committee.  If an official committee of holders of unsecured claims or similar body is appointed in the Bankruptcy Proceedings, the Company shall cooperate with the members of the Informal Noteholders’ Committee in seeking to cause the appointment of the members of the Informal Noteholders’ Committee to be members of such committee or body if the Informal Noteholders’ Committee so elects (but the fact of such service on such committee or body shall not otherwise affect the continuing obligations of such Noteholders under this Agreement or the validity or enforceability of this Agreement; provided that, to the extent that a Noteholder is acting in his or its capacity as a member of such committee or body, such Noteholder will not be prohibited from acting as required by the fiduciary duties of a member of such committee or body in its good faith judgment and will not be liable to the parties hereto or in respect hereof for so acting).

ARTICLE IV
NOTEHOLDER RESTRUCTURING OBLIGATIONS

Section 4.1            Restrictions on Claim Transfers.  Each Noteholder hereby agrees that it shall not Transfer any of the Senior Notes, unless the transferee agrees in writing to be bound by all of the terms and conditions of this Agreement by executing a counterpart signature page of this Agreement and such Noteholder provides a copy of such executed signature page to the Noteholders’ counsel and the Company as set forth in this Agreement.  Any Transfer of the Senior Notes that does not comply with the foregoing shall be deemed ineffective to Transfer any right to accept the Joint Plan of Reorganization, which right shall remain with and be exercised only by the purported transferor.

Section 4.2            No Support For Alternative Restructuring.  Each Noteholder agrees that, except as otherwise provided in Section 3.5, (i) it will not vote for, consent to, provide any support for, participate in the formulation of, or solicit or encourage others to formulate any tender offer, settlement offer, or exchange offer for the Senior Notes except as contemplated by the Restructuring Term Sheet and (ii) it will permit the prompt public disclosure, including in a press release, of the contents of this Agreement (and the Restructuring Term Sheet), including, but not limited to, the commitments given in this Article IV and the Restructuring Term Sheet, but not including information with respect to such Noteholder’s name or specific ownership of Senior Notes.

Section 4.3            No Opposition To Financial Restructuring.  Each Noteholder further agrees that it will not object to, or otherwise commence any proceeding to oppose, the Financial Restructuring or the Joint Plan of Reorganization, and shall not take any action that is inconsistent with, or that would unreasonably delay the consummation of, the Financial Restructuring or the Joint Plan of Reorganization.

Section 4.4            Fiduciary Exception.  Nothing in this Agreement shall be deemed to prevent any Noteholder from taking any action that it is obligated to take in the performance of any fiduciary or similar duty which the Noteholder owes to any other Person by reason of such Noteholder’s appointment to any official committee in the Bankruptcy Proceedings or any other insolvency proceeding.

Section 4.5            Subsequently Acquired Notes.  Each Noteholder further agrees that any Senior Notes acquired by such Noteholder following the execution of this Agreement by such Noteholder shall be subject to the terms and conditions of this Agreement and shall be subject to the same treatment in the Financial Restructuring as the Senior Notes held by such Noteholder as of the date of execution of this Agreement by such Noteholder.

ARTICLE V
EFFECTIVENESS OF AGREEMENT.

Section 5.1            Effective Date.  This Agreement shall become effective as of the date first written above (the “Agreement Effective Date”) when each of the following has been satisfied or waived in accordance with the terms hereof:

(a)           Receipt by the Informal Noteholders’ Committee of a counterpart of this Agreement, duly executed and delivered by the Company; and

(b)           Receipt by the Company of counterparts of this Agreement, duly executed and delivered by Noteholders who hold in the aggregate at least two-thirds of the principal amount of the Senior Notes.

ARTICLE VI
TERMINATION OF AGREEMENT.

Section 6.1            Termination Events.  This Agreement shall terminate, and any action or consent taken or given by any party hereto in furtherance of or reliance upon this Agreement (including any vote in favor of the Joint Plan of Reorganization and any execution or deemed execution of the Stockholders’ Agreement) shall be null and void upon:

(a)           The occurrence of a Material Adverse Change and written notice from the Consenting Lock-up Noteholders of their respective termination of this Agreement based upon the occurrence of a Material Adverse Change;

(b)           Unless approved in advance or subsequently ratified by the Consenting Lock-up Noteholders, the Joint Plan of Reorganization or any other Restructuring Document contains terms that are materially inconsistent with, or less favorable to the Noteholders than, the terms and conditions set forth in the Restructuring Term Sheet or the other Restructuring Documents;

(c)           Any representation or warranty made by the Company in this Agreement or the Restructuring Documents shall have been untrue in any material respect when made or shall have come untrue in any material respect, or any breach of any covenant or material provision hereof by the Company shall have occurred;

(d)           The Company’s failure to pay the reasonable pre-petition or post-petition fees and expenses, when due, of the financial advisor and the counsel to the Informal Noteholders’ Committee; provided, however, the payment of any such post-petition fees and expenses will be subject to Bankruptcy Court approval, and only to the extent so approved;

(e)           The Company’s failure to file prior to 9:00 a.m. on November 16, 2004 its Form 10-Q with the Securities & Exchange Commission which contains either the Restructuring Term Sheet as an exhibit, or a summary of the terms of the Restructuring Term Sheet.

(f)            The day preceding the filing of any bankruptcy or insolvency proceeding involving the Company other than the Bankruptcy Proceedings contemplated by this Agreement; or

(g)           Notwithstanding anything in this Section 6 to the contrary, this Agreement shall automatically terminate on April 30, 2005 without the requirement of any further action by any of the parties hereto unless extended in writing by the Company and the Consenting Lock-up Noteholders.

Section 6.2            Bankruptcy Termination Events.  Notwithstanding anything to the contrary contained herein, this Agreement and all obligations of the parties hereto shall terminate if (i) the Company fails to commence the Bankruptcy Proceedings and file the Joint Plan of Reorganization and the Disclosure Statement on or before December 31, 2004; (ii) the Disclosure Statement is not approved within 60 days from the date the Company commences the Bankruptcy Proceedings; (iii) the Joint Plan of Reorganization is not confirmed by the Bankruptcy Court having jurisdiction over the Bankruptcy Proceedings within 45 days after the approval of the Disclosure Statement; (iv) the effective date of the Joint Plan of Reorganization is not within 11 days from the date that the Joint Plan of Reorganization is confirmed; (v) the Company shall have filed any motion or other pleading, or otherwise shall have brought any action or proceeding, challenging or objecting to the claims of a Noteholder or otherwise seeking any recovery from, or injunctive relief against, a Noteholder (other than with respect to any alleged or actual breach by a Noteholder of the terms of this Agreement or any other agreement between the Company and such Noteholder); (vi) the Bankruptcy Proceedings shall have been dismissed or converted to a case under Chapter 7 of the Bankruptcy Code; (vii) a Chapter 11 trustee is appointed; or (viii) an examiner with enlarged powers relating to the operation of the Company’s business (powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1106(b) of the Bankruptcy Code shall have been appointed in the Bankruptcy Proceedings.

Section 6.3            Noteholder Termination.  If not earlier terminated, this Agreement may be terminated by the Consenting Lock-up Noteholders if the Company does or effects any of the following actions, except to the extent expressly provided in, and not inconsistent with, this Agreement (including the Restructuring Term Sheet): (A) adjusts, splits, combines or reclassifies any of its capital stock; (B) makes, declares or pays any dividend or distribution on, or directly or indirectly redeems, purchases or otherwise acquires, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock; (C) grants any person any right or option to acquire any shares of its capital stock; (D) issues, delivers or sells or agrees to issue, deliver or sell any additional shares of its capital stock or any such securities; (E) merges, consolidates, reorganizes or recapitalizes, or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets; or (F) makes or proposes any changes in its organizational documents.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES.

Section 7.1            The Company.  The Company represents and warrants to each other party hereto that the following statements, as applicable, are true, correct and complete as of the date hereof:

(a)           Power and Authority.  It has all requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby, and to perform its obligations hereunder.

(b)           Due Organization. It is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and it has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(c)           Authorization.  The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate action on its part, other than the approval of the Bankruptcy Court, which the Company will seek promptly to the extent necessary upon commencement of the Bankruptcy Proceedings.

(d)           No Conflicts.  The execution, delivery and performance of this Agreement by it does not and shall not: (i) violate any provision of law, rule or regulation applicable to it; (ii) violate its certificate of incorporation, bylaws or other organizational documents; or (iii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it is a party.

(e)           Governmental Consents.  The execution, delivery and performance by it of this Agreement do not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body, other than (i) the approval of the Bankruptcy Court, which approval the Company will seek promptly to the extent necessary upon commencement of the Bankruptcy Proceedings and (ii) filings, if any, with the Securities and Exchange Commission in the United States.

(f)            Binding Obligation.  Subject to the provisions of sections 1125 and 1126 of the Bankruptcy Code and similar applicable law, this Agreement is a legally valid and binding obligation of it, enforceable against it in accordance with its terms.

(g)           No Action.  There is no pending or, to its knowledge, threatened Action against or affecting the Company in connection with the execution, delivery or performance of this Agreement or the Financial Restructuring.

(h)           No Broker.  No broker or investment banker acting on behalf of the Company or under the authority of the Company is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly from the Company in connection with any of the transactions contemplated herein, except Peter J. Solomon Company.

(i)            Available Information.  To the best knowledge of the Company, the financial and other information concerning the Company which the Company or its representatives have made available to the Noteholders or their representatives was complete and correct in all material respects when delivered and did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not materially misleading in light of the circumstances under which such statements were made.

Section 7.2            Each Noteholder.  Each of the Noteholders hereto, severally and not jointly, represents and warrants to each other party hereto that the following statements, as applicable, are true, correct and complete as of the date hereof:

(a)           Power and Authority.  It has all requisite corporate, partnership, or limited liability company power and authority to enter into this Agreement and to carry out the transactions contemplated hereby, and to perform its obligations hereunder.

(b)           Authorization.  The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate, partnership or limited liability company action on its part.

(c)           Binding Obligation.  Subject to the provisions of sections 1125 and 1126 of the Bankruptcy Code and similar applicable law, this Agreement is a legally valid and binding obligation of it, enforceable against it in accordance with its terms.

Section 7.3            Conduct Business.  The Company agrees that at all times prior to the termination of this Agreement, unless otherwise agreed in writing by the Consenting Lock-up Noteholders, that it shall not (i) directly or indirectly engage in, agree to, or consummate any transaction outside the ordinary course of its business (other than the Financial Restructuring) or (ii) enter into any transaction or perform any act which would constitute any breach of any of its representations, warranties, covenants or obligations hereunder.

Section 7.4            Lock-Up Noteholders.  Each of the Lock-up Noteholders further represents and warrants to the other parties hereto that:

(a)           As of the date of this Agreement, it is the record or beneficial owner of, or the investment adviser or manager for the beneficial owners of, the principal amount at maturity of the Senior Notes, as represented to the financial advisor and counsel to the Informal Noteholders Committee with the power and authority to vote and dispose of such Senior Notes;

(b)           It is an Eligible Offeree; and

(c)           As of the date of this Agreement, to the best of its knowledge it does not owe any fiduciary or similar duty to any other Person that would prevent it from taking any action required of it under this Agreement.

Section 7.5            Other Noteholders.  Each of the Other Noteholders further represents and warrants to the other parties hereto that:

(a)           As of the date it becomes a party to this Agreement, such Other Noteholder is the beneficial owner of, or the investment adviser or manager for the beneficial owners of, the principal amount at maturity of the Senior Notes, as represented to the financial advisor and counsel to the Informal Noteholders Committee with the power and authority to vote and dispose of such Senior Notes;

(b)           Such Other Noteholder is an Eligible Offeree; and

(c)           As of the date it becomes a party to this Agreement, to the best of its knowledge, such Other Noteholder does not owe any fiduciary or similar duty to any other Person that would prevent it from taking any action required of it under this Agreement.

ARTICLE VIII
MISCELLANEOUS

Section 8.1            Amendments to the Financial Restructuring.  The Company shall not alter the material terms of the Financial Restructuring without the prior written consent of the Consenting Lock-up Noteholders, and the Noteholders shall not alter the material terms of the Financial Restructuring without the prior written consent of the Company.

Section 8.2            Amendments to Agreement.  Except as otherwise expressly provided in this Agreement, this Agreement shall not be amended, modified or supplemented, except in writing signed by the Company and the Consenting Lock-up Noteholders.

Section 8.3            No Waiver.  Each of the parties hereto acknowledges and agrees that, except as expressly provided in this Agreement, nothing in this Agreement is intended to, or does, in any manner waive, limit, impair or restrict the ability of any party to this Agreement to protect and preserve all of its rights, remedies and interests, including, without limitation, with respect to its claims against and interests in the Company.

Section 8.4            Further Assurances.  Each of the parties hereto covenants and agrees to execute and deliver all further documents and agreements that may be reasonably necessary or desirable, or that the Company may reasonably request, in order to enforce and effectively implement the terms and conditions of this Agreement, and to refrain from taking any action inconsistent with its obligations under this Agreement.

Section 8.5            Complete Agreement.  This Agreement, including the Schedules and Annex hereto, constitutes the complete agreement between the parties to this Agreement with respect to the subject matter hereof and supersedes all prior and contemporaneous negotiations, agreements and understandings with respect to the subject matter hereof.  The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties to this Agreement.  In the event that any provision of this Agreement conflicts with the Schedules or Annex hereto, the provisions of this Agreement shall be controlling.

Section 8.6            Notices.  All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be (i) transmitted by hand delivery, or (ii) mailed by first class, registered or certified mail, postage prepaid, or (iii) transmitted by overnight courier, or (iv) transmitted by telecopy, at the addresses set forth below:

To the Company:

Syratech Corporation 175 McClellan Hwy P.O. Box 9114 E. Boston, MA 02128 Attn:Mr. Gregory W. Hunt
Fax:617-568-1361

With copies to:

Weil, Gotshal & Manges, LLP
100 Federal street, 34th Floor
Boston, MA 02110
Attn: Andrew M. Troop, Esquire
Christopher R. Mirick, Esquire
Fax: 617-772-8333

To the Noteholders:

At the address(es) set forth on the signature pages hereto

With copies to:

Anderson Kill & Olick, P.C.
1251 Avenue of the Americas
New York, NY 10020
Attn: J. Andrew Rahl, Jr, Esquire
Fax: 212-278-1933

Notices mailed or transmitted in accordance with the foregoing shall be deemed to have been given upon receipt.

Section 8.7            Governing Law.  This Agreement shall be governed in all respects by the laws of the State of New York as such laws are applied to agreements between New York residents entered into and performed entirely in the State of New York, except that the General Corporation Law of the State of Delaware shall govern as to matters of interest-holder approval and other corporate governance matters relating to the Company.

Section 8.8            Consent to Venue and Jurisdiction.  Each of the parties hereto irrevocably and unconditionally agrees that any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, shall be brought exclusively (a) if the Company has commenced a case under Chapter 11 of the Bankruptcy Code, in the United States Bankruptcy Court in which such case is pending, or (b) if the Company has not commenced a case under Chapter 11 of the Bankruptcy Code, in the courts of the United States of America for the District of Massachusetts.  By its execution and delivery of this Agreement, each of the parties hereto irrevocably accepts and submits itself to the jurisdiction of the United States Bankruptcy Court in which the Chapter 11 case is pending, or the courts of the United States of America for the District of Massachusetts, as applicable under the preceding sentence, with respect to any such action, suit or proceeding.

Section 8.9            Consent to Service of Process.  Each party to this Agreement irrevocably consents to service of process by mail at the address listed with the signature of each such party in Section 8.6 hereof or on the signature pages to this Agreement as the case may be.  Each party agrees that its submission to jurisdiction and consent to service of process by mail is made for the express benefit of each of the other parties to this Agreement.

Section 8.10         Specific Performance.  It is understood and agreed by each of the parties hereto that money damages would not be a sufficient remedy for any breach of this Agreement by any party and each non-breaching party shall be entitled to specific performance, injunctive, rescissionary or other equitable relief as a remedy for any such breach.

Section 8.11         Headings.  The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

Section 8.12         Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of the parties to this Agreement and their respective successors, permitted assigns, heirs, executors, administrators and representatives.  The agreements, representations and obligations of the undersigned parties under this Agreement are, in all respects, several and not joint.

Section 8.13         Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page by telecopier shall be effective as delivery of a manually executed counterpart.  Any Other Noteholder may become party to this Agreement on or after the date of this Agreement by executing a signature page to this Agreement.

Section 8.14         No Third-Party Beneficiaries.  Unless expressly stated in this Agreement, this Agreement shall be solely for the benefit of the parties to this Agreement, and no other Person or entity shall be a third-party beneficiary hereof.

Section 8.15         No Solicitations.  This Agreement is not intended to be, and each party to this Agreement acknowledges that it is not, a solicitation of the acceptance or rejection of any plan of reorganization, including the Joint Plan of Reorganization for the Company pursuant to Section 1125 of the Bankruptcy Code.

Section 8.16         Consideration.  It is hereby acknowledged by each of the parties that no consideration (other than the obligations of the other parties under this Agreement) shall be paid to the parties for their agreement to support the Joint Plan of Reorganization in accordance with the terms and conditions of this Agreement.  The parties hereto further agree and acknowledge that this provision shall not limit the obligations of the Company to pay the reasonable fees and expenses of the financial advisor and the counsel to the Informal Noteholders’ Committee including, without limitation, under those certain letter agreements by and among the Company and the financial advisor and the counsel to Informal Noteholders’ Committee, subject to (and to the extent of) approval of the Bankruptcy Court, if applicable.

Section 8.17         Public Disclosures.  Prior to the issuance of any public disclosures regarding the Financial Restructuring, including those public disclosures referred to in this

Agreement, the Company shall consult with and accept all reasonable comments from counsel to the Noteholders as to the form and substance of such public disclosures materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 8.17 shall be deemed to prohibit the Company from making any disclosure which its counsel deems necessary or advisable in order to satisfy their respective disclosure obligations imposed by law, after such consultation.

Section 8.18         Reservation of Rights.  Except as otherwise expressly provided in this Agreement, the parties hereto fully reserve any and all of their rights.  Except as otherwise expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair or restrict the ability of any of the Noteholders to protect and preserve any of its rights, remedies and interests, including without limitation, its claims against the Company, or its full participation in any bankruptcy case filed by the Company.

List of Schedules and Annexes:
Schedule A:	Other Noteholders
Schedule B:	Informal Noteholders’ Committee
Annex A:	Restructuring Term Sheet

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective proper and duly authorized agents as of the date first written above.

COMPANY

SYRATECH CORPORATION

By:
Name:
Title:

SUBSIDIARIES

WALLACE INTERNATIONAL DE P.R., INC.

By:
Name:
Title:

CHI INTERNATIONAL, INC.

By:
Name:
Title:

LOCK-UP NOTEHOLDERS

ANNEX A

RESTRUCTURING TERM SHEET